Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made and entered into effective as of August 29, 2024 (the “Effective Date”), by and among Talis Biomedical Corporation, a Delaware corporation (“Talis”), and Kriya Therapeutics, Inc., a Delaware corporation (“Kriya” and, together with Talis, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, Talis, as subtenant, and Kriya, as sublandlord, are party to that certain

Sublease dated as of March 16, 2023 (the “Sublease”).

WHEREAS, pursuant to the Sublease, Talis was given access to and occupied the Premises described as Suite 101 on the first floor of 1100 Island Drive, Redwood City, CA (“Premises”), as more fully defined in the Sublease, in exchange for rent and other costs.

WHEREAS, pursuant to the Sublease, Talis provided as collateral a letter of credit (the “LOC”) to Kriya in the amount of $738,202.37.

WHEREAS, on January 26, 2024, February 8, 2024, March 13, 2024, and June 20, 2024, Kriya served written notices of default for nonpayment under the Sublease.

WHEREAS, Kriya has drawn the full amount of the LOC to pay a portion of the outstanding rent and other costs allegedly due under the Sublease.

WHEREAS, there is now pending in the Superior Court of California for the County of San Mateo an action entitled Kriya Therapeutics, Inc. v. Talis Biomedical Corporation, Case No. 24-CIV-01947, whereby Kriya is seeking damages for breach of the terms under the Sublease (the “Lawsuit”). Talis filed an answer and cross-complaint against Kriya (the “Counter Lawsuit”).

WHEREAS, the Parties negotiated at arms’ length and reached this Agreement in good faith pursuant to which (a) the Sublease will be terminated and (b) both the Lawsuit and Counter Lawsuit will be dismissed with prejudice as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

1.
Dismissal of Lawsuit with Prejudice

Within two (2) court days after the Settlement Payment Date (as defined below), Kriya shall cause the dismissal with prejudice of the Lawsuit by filing a Request for Dismissal with prejudice in the San Mateo County Superior Court on Judicial Council Form CIV- 110, with each Party bearing its own attorneys’ fees and costs(the “Kriya Dismissal Date”).

2.
Dismissal of Counter Lawsuit with Prejudice

Within (2) court days after the Settlement Payment Date, Talis shall cause the dismissal with prejudice of the Counter Lawsuit by filing a Request for Dismissal with prejudice in the San Mateo County Superior Court on Judicial Council Form CIV-110,with each Party bearing its own attorneys’ fees and costs.

3.
Settlement Payment

Within three days of the Effective Date, Talis shall pay or cause to be paid to Kriya via wire transfer an amount equal to One Million Nine Hundred Thousand and no/100 United States Dollars ($1,900,000.00) (the “Settlement Payment”). The date Kriya receives the Settlement Payment shall constitute the “Settlement Payment Date”. Kriya’s wire instructions are attached hereto as Exhibit A.

4.
Releases
a.
In the event that ninety-one (91) days pass after Kriya’s receipt of the Settlement Payment (the “91 Day Period”) and no Talis Insolvency Proceeding (as defined below) has been commenced (such ninety-first day, the “Talis Release Date”), on the Talis Release Date, except as for the obligations contained in this Agreement, Kriya, on behalf of itself and the Kriya Released Parties (as defined below), will be deemed to have released and forever discharged Talis and Talis’ predecessors, successors, assigns, and representatives as well as their respective present and former employees, officers, directors, members, firms, agents, and attorneys (collectively, the “Talis Released Parties”) from and against any and all claims and causes of action, of any kind, nature, or type, whether known or unknown, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, that they have or may have against the Talis Released Parties related to or arising out of the Sublease (the “Kriya Released Claims”). The term “Talis Insolvency Proceeding” shall mean any bankruptcy (including any involuntary bankruptcy proceeding that remains unstayed or not dismissed within 90 days after the petition date), assignment for the benefit of creditors, or any similar debtor protection proceeding, whether under Title 11 of the United States Code (the “Bankruptcy Code”), state law or other applicable law, commenced by or against Talis, or affecting its assets, or that may result in the adjustment, release or discharge of any of Talis’ liabilities; provided, however,that a wind-down or liquidation under state law, other than an assignment for the benefit of creditors, shall not be considered a Talis Insolvency Proceeding.
b.
In the event a Talis Insolvency Proceeding has been commenced within the 91 Day Period:
1.
and no claim to recover or avoid the Settlement Payment is made within the applicable statute of limitations for recovery of a preference under Bankruptcy Code Section 547 or similar provisions of applicable state law (the “Statute of Limitations”), the Talis Release Date shall be deemed to occur on the expiration of the Statute of Limitations; and
2.
upon expiration of the Statute of Limitations, provided no claim to avoid or recover the Settlement Payment under chapter 5 of the Bankruptcy Code or similar provisions of applicable state law has been made, the Settlement Payment shall be deemed to have satisfied in full (a) Kriya’s claim for damages arising out of the termination of the Kriya Lease as provided under Section 502(b)(6) of the Bankruptcy Code and (b) Talis’ obligations under Section 502(b)(6) of the Bankruptcy Code.

c.
Except for the obligations contained in this Agreement, Talis, on behalf of itself and the Talis Released Parties, hereby releases and forever discharges Kriya and its predecessors, successors, assigns, and representatives as well as their respective present and former employees, officers, directors, members, firms, agents, and attorneys (collectively, the “Kriya Released Parties”) from and against any and all claims and causes of action, of any kind, nature or type, whether known or unknown, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, that they have or may have against the Kriya Released Parties related to or arising out of the Sublease (the “Talis Released Claims”); provided, however,that if any of the Kriya Released Parties pursue any of the Kriya Released Claims against any of the Talis Released Parties, the release of the Talis Released Claims against the Kriya Released Parties shall be null and void ab initio.

d.
The Talis Released Parties and, effective as of the Talis Release Date, the Kriya Released Parties (collectively the “Released Parties”) each expressly acknowledge and agree that this Agreement fully and finally releases and fully resolves the claims released by the Released Parties, including any claims that may not be known. Accordingly, the Released Parties expressly waive (as of, in the case of the Kriya Released Parties, the Talis Release Date) all of their respective rights under California Civil Code § 1542, which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT

THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Released Parties each severally expressly waive (as of, in the case of the Kriya Released Parties, the Talis Release Date) their respective rights as to unknown claims relating to or arising out of Sublease under any statutes, legal decisions, or common-law principles of similar effect, whether under the laws of California, or any other jurisdiction.

The Released Parties each are aware that they may hereafter discover claims or facts in addition to or different from those they now know or believe to be true with respect to the Sublease, which are expressly released here (as of, in the case of the Kriya Released Parties, the Talis Release Date).

e.
Notwithstanding the releases granted pursuant to Sections 4(a) and (c), Kriya may still utilize, advance, and rely upon the Kriya Released Claims for defensive purposes against non- parties to this Agreement who attempt to challenge the Settlement Payment or any other consideration provided to Kriya hereunder as a preferential or fraudulent transfer or attempt to otherwise unwind or challenge the Settlement Payment or any other consideration provided to Kriya hereunder.

5.
Severability

In the event any covenant, condition, or other provision herein is held to be invalid, void, or illegal, the same shall be deemed severed from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition, or other provision herein. If any covenant, condition, or other provision herein is held to be invalid due to its scope or breadth, such covenant, condition, or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

6.
Representations and Warranty of Authority
a.
Each person signing this Agreement on behalf of a Party represents and warrants that he or she has authority to bind said entity by signing this Agreement.
b.
Talis agrees, acknowledges and represents that the Settlement Payment and the other commitments, releases, obligations, and agreements of Talis in this Agreement (collectively, the “Talis Obligations”) are made and incurred for adequate consideration in light of the substantial risk, delay, and expense of further litigation of the Lawsuit and the benefits to Talis and the Talis Released Parties from the releases granted by Kriya herein, and cannot be set aside, avoided or recovered in any subsequent Talis Insolvency Proceeding, including under the provisions of Chapter 5 of the Bankruptcy Code or any similar provisions of applicable state law. Talis further agrees that this provision will be binding on any successor in interest, including any trustee, assignee, receiver, custodian, conservator, administrator or debtor in possession in any Talis Insolvency Proceeding.
c.
Kriya agrees, acknowledges and represents that the (i) the Talis Obligations and (ii) and the other commitments, releases, obligations, and agreements of Kriya in this Agreement are made and incurred for adequate consideration in light of the substantial risk, delay, and expense of further litigation of the Lawsuit and the benefits to Kriya and the Kriya Released Parties from the releases granted by Kriya herein, and cannot be set aside, avoided or recovered in any subsequent Kriya Insolvency Proceeding, including under the provisions of Chapter 5 of the Bankruptcy Code or any similar provisions of applicable state law. Kriya further agrees that this provision will be binding on any successor in interest, including any trustee, assignee, receiver, custodian, conservator, administrator or debtor in possession in any Kriya Insolvency Proceeding. The term “Kriya Insolvency Proceeding” shall mean any bankruptcy (including any involuntary bankruptcy proceeding that remains unstayed or not dismissed within 90 days after the petition date), assignment for the benefit of creditors, or any similar debtor protection proceeding, whether under the Bankruptcy Code, state law or other applicable law, commenced by or against Kriya, or affecting its assets, or that may result in the adjustment, release or discharge of any of Kriya’s liabilities; provided, however, that a wind-down or liquidation under state law, other than an assignment for the benefit of creditors, shall not be considered a Kriya Insolvency Proceeding.

7.
Further Assurances and Covenant of Good Faith Cooperation.

The Parties covenant to, upon the reasonable request by any Party, at any time and from time to time, cooperate reasonably with each other and to take all such further actions, including without limitation the execution and filing of additional instruments or documents, as may be reasonably necessary to carry out the intent, purposes and terms of this Agreement.

8.
No Oral Modification; No Waiver

Each Party expressly understands, acknowledges and agrees that this Agreement may be modified or rescinded only by a writing signed by each of the Parties hereto or their duly authorized agents. Moreover, the failure of a Party to this Agreement to exercise any right or remedy provided by the Agreement or by law shall not be a waiver of any obligation or right of such Party, or of any similar default, nor shall it constitute a modification of this Agreement.

9.
Fully Integrated Agreement

This Agreement, together with the Exhibits hereto, constitutes the entire integrated agreement between the Parties and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between them. Each Party acknowledges for itself that (a) no representations, inducements, promises, agreements, or warranties, oral or otherwise, have been made to them, or anyone acting on their behalf, except as expressly set forth in this Agreement and (b) each Party has not executed this Agreement in reliance on any such representation, inducements, promises, agreements, or warranties, oral or otherwise except as expressly set forth in this Agreement

10.
Marketing/Re-Letting of the Premises
a.
The Parties agree that as of the the Settlement Payment Date: (i) the Sublease will be terminated; (ii) Talis will surrender and deliver up to Kriya the Sublease Premises (as that term is defined in the Sublease); (iii) Kriya will accept the surrender of the Sublease Premises (as that term is defined in the Sublease) in their present “as is” and “with all faults” condition; and (iv) provided no Talis Insolvency Proceeding has been commenced, the Parties will have no further rights, duties, liabilities, debts, obligations, or claims under the Sublease except as otherwise set forth in Section 4 hereof.
b.
Commencing on the Effective Date, Kriya shall have the right to market the Sublease Premises. At Kriya’s request, in connection with any re-letting of the Sublease Premises, Talis shall execute such documents as Kriya may reasonably request to immediately terminate the Sublease and surrender the Sublease Premises.
11.
Notice

All notices required under this Agreement shall be in writing and shall be sent by electronic mail and overnight mail to the addressees listed below:

If to Kriya:

[all addresses redacted]

With copy to (for informational purposes only):

[all addresses redacted]

If to Talis

[all addresses redacted]

With copy to (for informational purposes only):

[all addresses redacted]

12.
Applicable Law and Jurisdiction
a.
The laws of the State of California, without regard to its conflict or choice-of-law provisions, shall govern this Agreement. The Parties agree that any dispute relating to this Agreement shall be subject to the exclusive jurisdiction and venue of the state or federal courts within the State of California. Each Party submits to the exclusive jurisdiction and venue of that court for any disputes relating to this Agreement.

b.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY AGREEMENT DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY AGREEMENT DISPUTE. EACH OF THE PARTIES AGREES AND CONSENTSTHAT ANY SUCH AGREEMENT DISPUTE WILL BE DECIDED BY COURT TRIALWITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTENEVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY AGREEMENT DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.
Counterparts

This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmissions shall be equally effective as delivery of a manually executed counterpart.

14.
No Reliance

Each Party understands and agrees that in signing this Agreement, (a) such Party relied solely on its belief and knowledge of the nature of the claims against the Released Parties and (b) such Party executed this Agreement without reliance upon any statement or representation by any of the Released Parties or their respective representatives, consultants or attorneys except as expressly set forth in this Agreement.

IN WITNESS HEREOF, the Parties hereto have executed this Agreement as of the Effective Date set forth above.

TALIS BIOMEDICAL CORPORATION

/s/ Robert Kelley

By: Robert Kelley

Title: Chief Executive Officer

KRIYA THERAPEUTICS, INC.

/s/ Curt Herberts

By: Curt Herberts

Title: President and Chief Operating Officer

Exhibit A

Wire Instructions for Settlement Payment [redacted]